Exhibit 99.5

C&D Technologies, Inc.

Offer to Exchange

relating to

All Outstanding 5.25% Convertible Senior Notes Due 2025 and

Offer to Exchange

relating to

All Outstanding 5.50% Convertible Senior Notes Due 2026

CUSIP Nos. 124661AA7, 124661AD1, 124661AB5 and 124661AC3

(the “Notes”)

for shares of Common Stock

THE EXCHANGE OFFER WILL EXPIRE AT 11:59 P.M., PREVAILING EASTERN TIME, ON DECEMBER 13, 2010, UNLESS EXTENDED OR EARLIER TERMINATED BY C&D TECHNOLOGIES, INC. (THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO 11:59 P.M., PREVAILING EASTERN TIME, ON THE EXPIRATION DATE. NOTES THAT ARE NOT TENDERED OR THAT ARE WITHDRAWN BEFORE THE EXPIRATION DATE WILL REMAIN OUTSTANDING, THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

IN EXCHANGE FOR EACH $1,000 OF PRINCIPAL AMOUNT OF THE 2005 NOTES VALIDLY TENDERED (AND NOT VALIDLY WITHDRAWN) AND ACCEPTED BY US (SUBJECT TO THE CONDITIONS SET FORTH HEREIN), HOLDERS OF THE 2005 NOTES WILL RECEIVE 3,962.18 SHARES OF OUR COMMON STOCK UPON CONSUMMATION OF THE EXCHANGE OFFER (FOR AN AGGREGATE OF UP TO 297,163,445 NEWLY ISSUED SHARES OF COMMON STOCK). IN EXCHANGE FOR EACH $1,000 OF PRINCIPAL AMOUNT OF THE 2006 NOTES VALIDLY TENDERED (AND NOT VALIDLY WITHDRAWN) AND ACCEPTED BY US (SUBJECT TO THE CONDITIONS SET FORTH HEREIN), HOLDERS OF THE 2006 NOTES WILL RECEIVE 3,959.91 SHARES OF OUR COMMON STOCK UPON CONSUMMATION OF THE EXCHANGE OFFER (FOR AN AGGREGATE OF UP TO 205,915,534 NEWLY ISSUED SHARES OF COMMON STOCK).

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Enclosed for your consideration is the prospectus and disclosure statement for solicitation of acceptances of the prepackaged plan of reorganization dated October 20, 2010 (the “Prospectus”) of C&D Technologies, Inc., a Delaware corporation (the “Company”), and a letter of transmittal (the “Letter of Transmittal”) which together describe the Company’s offer to exchange (the “Exchange Offer”) all of its outstanding 5.25% Convertible Senior Notes due 2025 (the “2005 Notes”), including all accrued and unpaid interest thereon through the consummation of the Exchange Offer, for up to approximately 56.1% of the shares of common stock in the Company, par value $0.01 per share (the “Common Stock”), and the Company’s offer to exchange all of its 5.50% Convertible Senior Notes due 2026 (the “2006 Notes” and, together with the 2005 Notes, the “Notes”), including all accrued and unpaid interest thereon through the consummation of the Exchange Offer, for a pro rata share of up to approximately 38.9% of the shares of common stock in the Company, with the percentage of the Common Stock to be issued to the holders of the 2005 Notes and the 2006 Notes (collectively, the “Noteholders”) to be ratably reduced in the event that less than 100% of the outstanding 2005 Notes or 2006 Notes, respectively, are tendered and accepted in the Exchange Offer. The Exchange Offer is being extended to all Noteholders.

Concurrently with the Exchange Offer, the Company is soliciting acceptances of the prepackaged plan of reorganization, as described in the Prospectus (the “Prepackaged Plan”), in the event the Exchange Offer is not consummated. If the conditions of the Exchange Offer are not satisfied or waived and a sufficient number and amount of Noteholders vote to accept the Prepackaged Plan, the Company will pursue an in-court restructuring. If confirmed, the Prepackaged Plan would have a substantially similar effect as if 100% of the Noteholders had tendered their Note in the Exchange Offer. To confirm the Prepackaged Plan, Noteholders representing at least 2/3rds in amount and more than 1/2 in number of those who vote must vote to accept the Prepackaged Plan.

Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Prospectus.

Notwithstanding any other provision of the Exchange Offer, the Company’s obligation to accept for payment, and to pay for, Notes validly tendered pursuant to the Exchange Offer is conditioned upon the purchase not being in violation of applicable law.

For your information and for forwarding to your clients for whom you hold Notes registered in your name or in the name of your nominee, the Company is enclosing the following documents:

1.	The Prospectus.

2.	A Letter of Transmittal and Notice of Guaranteed Delivery for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup U.S. federal income tax withholding.

3.	A printed form of letter, including the letter of instructions, which may be sent to your clients for whose accounts you hold Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer. This form will enable your clients to tender Notes that they beneficially own.

DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

We urge you to contact your clients as promptly as possible in order to obtain their instructions. Please note that the Exchange Offer will expire at 11:59 p.m., prevailing Eastern Time, on the Expiration Date.

Any inquiries you may have with respect to the Exchange Offer should be addressed to Epiq Bankruptcy Solutions, LLC, the information agent and the exchange agent for the Exchange Offer, at their address and telephone number set forth on the back cover of the enclosed Prospectus. Additional copies of the enclosed materials may be obtained from Epiq Bankruptcy Solutions, LLC.

Very truly yours,

C&D Technologies, Inc.

(215) 619-2700

Nothing contained herein or in the enclosed documents shall constitute you the agent of the Company or the Exchange Agent, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Exchange Offer other than the documents enclosed herewith and the statements contained herein and therein.